AMENDED AND RESTATED ADVISORY AGREEMENT

This AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) is made this 31st day of January, 2021 between TRUST FOR CREDIT UNIONS, a Massachusetts business trust (the “Fund”), and ALM First Financial Advisors, LLC (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is authorized to issue units of beneficial interest (“Shares”) in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund is presently authorized to offer Shares in three series, i.e., the Government Money Market Portfolio, Ultra-Short Duration Government Portfolio and Short Duration Portfolio (collectively referred to herein as the “Portfolios”);

WHEREAS, the parties to this Agreement have previously entered into an Advisory Agreement dated as of May 12, 2017 (the “Prior Agreement”), pursuant to which the Fund retained the Adviser to furnish investment advisory services to the Portfolios; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Appointment of Adviser.  The Fund hereby appoints the Adviser to act as investment adviser to each of the Portfolios for the period and on the terms herein set forth.  The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Delivery of Documents.  The Fund has delivered to the Adviser copies of each of the following documents:

(a)
The Fund’s Agreement and Declaration of Trust dated as of September 24, 1987 as amended and restated through November 25, 2014 and all amendments thereto (such Agreement and Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Trust Agreement”), copies of which are also on file with the Secretary of The Commonwealth of Massachusetts;

(b)	The Fund’s By-Laws and all amendments thereto (such By-laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”);

(c)	Certified resolutions of the Portfolios’ Shareholders and the Fund’s Board of Trustees approving the terms of this Agreement;

(d)
The Fund’s most recent prospectus and statement of additional information with respect to the Portfolios and any supplements thereto (such prospectus and statement of additional information, as presently in effect and as amended, supplemented and/or superseded from time to time, are herein called the “Prospectus” and “Additional Statement,” respectively); and

(e)
The Fund’s Registration Statement, as amended, with respect to the Portfolios under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (such Registration Statement, as presently in effect and as amended from time to time, is herein called the “Registration Statement”).

The Fund agrees to promptly furnish the Adviser from time to time with copies of all amendments of or supplements to or otherwise current versions of any of the foregoing documents not heretofore furnished.

3. Duties of Adviser.

(a)
Subject to the general supervision of the Fund’s Board of Trustees, the Adviser shall manage the investment operations of each of the Portfolios and the composition of each such Portfolio’s assets, including the purchase, retention and disposition thereof.  In this regard, the Adviser

(i)
shall provide supervision of the Portfolios’ assets, furnish a continuous investment program for the Portfolios, determine from time to time what investments or securities will be purchased, retained or sold by the Portfolios, and what portion of the assets will be invested or held uninvested as cash;

(ii)
shall place orders pursuant to its determinations either directly with the issuer or with any broker, dealer or other person who deals in the securities in which the Portfolio in question is active.  In placing orders with brokers, dealers or such other persons the Adviser shall attempt to obtain the best net price and the most favorable execution of its orders.  When the execution and price offered by two or more brokers, dealers or such other persons are believed to be comparable, the Adviser may, in its discretion but subject to applicable law, purchase and sell portfolio securities to and from brokers, dealers or such other persons who provide brokerage or research services; and

(iii)
may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Portfolio as well as its other customers (including any other Portfolio or any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other customers.

(b)
The Adviser, in the performance of its duties hereunder, shall act in conformity with the Trust Agreement, By-Laws, Prospectus, Additional Statement and Registration Statement and with the instructions and directions of the Fund’s Board of Trustees, and will use its best efforts to comply with and conform to the requirements of the 1940 Act, the Investment Advisers Act of 1940 and all other applicable federal and state laws, regulations and rulings.

(c)	The Adviser shall render to the Fund’s Board of Trustees such periodic and special reports as the Trustees may reasonably request.

(d)	The Adviser shall notify the Fund of any change in the membership of the Adviser within a reasonable time after such change.

(e)	The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

(f)
In performing its obligations under this Agreement, the Adviser may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers and obligations hereunder to any advisory affiliate of the Adviser, without further written consent of the Fund, provided that the Adviser shall always remain liable to the Fund for its obligations hereunder.

4. Expenses.

(a)
During the term of this Agreement, the Adviser will pay all costs incurred by it in connection with the performance of its duties under paragraph 3 hereof; provided, however, that the Adviser shall not be required to pay the cost (including taxes, brokerage commissions and other transaction costs, if any) of securities purchased for each of the Portfolios.

(b)
The Adviser may from time to time reduce its fee or make payment to a Portfolio in order to offset all or a portion of certain expenses otherwise payable by such Portfolio, provided that any such arrangement does not jeopardize the Portfolio’s qualification as a regulated investment company.  Any such fee reduction with respect to the Government Money Market Portfolio will be agreed to in advance of the time such fee would otherwise accrue, and any such arrangement may be discontinued or modified only with the express approval of the Board of Trustees of the Fund.

5. Compensation.

(a)
Subject to any reduction pursuant to paragraph 4(b) hereof, for the services provided and expenses assumed by the Adviser pursuant to this Agreement with respect to the Government Money Market Portfolio, the Fund will pay to the Adviser as full compensation therefor a monthly fee at the annual rate of .10% of the first $50 million of the Government Money Market Portfolio’s average daily net assets plus .05% of the Government Money Market Portfolio’s average daily net assets in excess of $50 million.

(b)
Subject to any reduction pursuant to paragraph 4(b) hereof, for the services provided and expenses assumed by the Adviser pursuant to this Agreement with respect to the Ultra-Short Duration Portfolio, the Fund will pay to the Adviser as full compensation therefor a monthly fee at the annual rate of .14% of the first $250 million of the Portfolio’s average daily net assets, plus .12% of the next $250 million of the Portfolio’s average daily net assets, plus .08% of the next $500 million of the Portfolio’s average daily net assets, plus .06% of the Portfolio’s average daily net assets in excess of $1 billion.

(c)
Subject to any reduction pursuant to paragraph 4(b) hereof, for the services provided and expenses assumed by the Adviser pursuant to this Agreement with respect to the Short Duration Portfolio, the Fund will pay to the Adviser as full compensation therefor a monthly fee at the annual rate of .14% of the first $250 million of the Portfolio’s average daily net assets, plus .12% of the next $250 million of the Portfolio’s average daily net assets, plus .08% of the next $500 million of the Portfolio’s average daily net assets, plus .06% of the Portfolio’s average daily net assets in excess of $1 billion.

(d)	The fees set forth in paragraph 5(a) hereof will be computed on the Government Money Market Portfolio’s average net assets on each day and will be paid to the Adviser monthly.

(e)	The fees set forth in paragraph 5(b) hereof will be computed on the Ultra-Short Duration Portfolio’s average net assets on each day and will be paid to the Adviser monthly.

(f)	The fees set forth in paragraph 5(c) hereof will be computed on the Short Duration Portfolio’s average net assets on each day and will be paid to the Adviser monthly.

6. Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records which it maintains for the Portfolios are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7. Indemnification.

(a)
Subject to Section 36 of the 1940 Act to the extent applicable, the Adviser shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)
The Fund hereby agrees to indemnify and hold harmless the Adviser, its officers, partners and employees and each person, if any, who controls the Adviser (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1933 Act, the Securities Exchange Act of 1934 (as amended), the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon

(i)
any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (x) the Prospectus, the Additional Statement or the Registration Statement, (y) any advertisement or sales literature authorized by the Fund for use in the offer and sale of Shares of either Portfolio, or (z) any application or other document filed in connection with the qualification of the Fund or Shares of either Portfolio under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either (aa) pertaining to a breach of the Adviser’s duties in connection with this Agreement or (bb) made in reliance upon and in conformity with information furnished to the Fund, in any event by or on behalf of the Adviser pertaining to or originating with the Adviser for use in connection with any document referred to in clauses (x), (y), or (z), or

(ii)	subject in each case to clause (i) above, the Adviser acting under this Agreement in accordance with its terms;

and the Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.  The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to fully reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees of the Fund determine that the facts known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the Indemnified Party shall provide a security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.  The Indemnified Party shall repay the Fund for any amounts advanced to the extent the Indemnified Party receives proceeds from any claim against the Indemnified Party’s insurance policy stemming from the loss, claim, damage, liability or action for which the Fund advanced expenses.

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable by reason of failure to meet the standard of conduct necessary for indemnification, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph.

(c)
If the indemnification provided for in paragraph 7(b) is available in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Fund, then the Fund shall contribute to the aggregate amount paid or payable by the Fund and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such  proportion as is appropriate to reflect (i) the relative benefits received by the Fund and such Indemnified Parties in connection with the operations of the Fund, (ii) the relative fault of the Fund and such Indemnified Parties, and (iii) any other relevant equitable considerations, in each such event as determined by the court.  The Fund and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph (c) were determined by pro rata allocation or any other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph (c).  The aggregate amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (c) shall be deemed to include any legal or other expenses incurred by the Fund and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d)
It is understood, however, that nothing in this paragraph 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against or contribution with respect to, any liability to the Fund or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17(i) of the 1940 Act.

8. Duration and Termination.  This Agreement will become effective with respect to a Portfolio on the date it is approved by the Shareholders of the Portfolio in accordance with the requirements of the 1940 Act or on such later date following Shareholder approval as shall be agreed upon by the Fund and the Adviser.  Unless sooner terminated, this Agreement will continue until January 31, 2023.  Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuation is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a majority of the Trustees of the Fund or by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing interests in such Portfolio; provided, however, that this Agreement may be terminated by the Fund as to any Portfolio at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Fund or by vote of a majority of the outstanding Shares (as so defined) representing interests in the Portfolio on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Fund.  This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

9. Status of Adviser as Independent Contractor.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund’s Board of Trustees from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

10. Amendment of Agreement.  This Agreement may be amended by mutual consent, provided that such amendment is approved (a) by vote of a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to the extent required by the 1940 Act, by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing interests in each Portfolio affected by such amendment.  Any amendment to this Agreement shall only be by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

11. Notices.  Without limiting the other provisions hereof, notices and other writings delivered or mailed postage prepaid to the Fund, c/o Callahan Financial Services, Inc., 1001 Connecticut Avenue, NW, 10th Floor, Washington, D.C. 20036, Attention: President, with copies to Andrew E. Seaberg, Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996 and Daniel Dawson, Nisen & Elliott, LLC, 200 West Adams Street, Suite 2500, Chicago, Illinois 60606 or to the Adviser, ALM First Financial Advisors, LLC, 3800 Maple Avenue, Suite 600, Dallas, Texas 75219, or to such other address as the Fund or the Adviser may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

12. Shareholder Liability.  This Agreement is executed by or on behalf of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Fund individually but are binding only upon the particular Portfolio to which such obligations pertain and the assets and property of such Portfolio.

13. Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be construed in accordance with applicable federal law and the laws of the Commonwealth of Massachusetts and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 8 hereof.  Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.  Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ATTEST:	TRUST FOR CREDIT UNIONS

By /s/ Jay E. Johnson
Jay E. Johnson, President

ATTEST:	ALM FIRST FINANCIAL ADVISORS, LLC

By /s/ Emily More Hollis
Emily More Hollis, President